EXHIBIT 99.1

Perrigo Reports Second Quarter 2025 Financial Results From Continuing Operations

Company Advanced its ‘Three-S’ Plan (Stabilize, Streamline, and Strengthen) with Recently Announced Agreement to Sell Dermacosmetics Business, Scaling of Global Operating Growth Model, and Upgraded Brand Building Capabilities that are Delivering Results

Solid Execution Amid Challenging Market Consumption Trends

Reaffirms Full Year 2025 Adj. EPS Target Range of $2.90 - $3.10

Second Quarter 2025 YoY Highlights:

•Net Sales: $1.06 billion, down 0.9% year-over-year. Favorable currency translation (+1.7%) was more than offset by the impact of divestitures and exited products (-2.5%) and a slight decline in organic1 net sales (-0.1%).

•Organic Net Sales: Growth primarily in Pain & Sleep Aids, Nutrition, and Upper Respiratory categories was offset by declines primarily in Digestive Health and Oral Care.

•Reported Operating Income: $45 million vs. a loss of $27 million in the prior year.

•Adjusted Operating Income: $135 million, down $4 million (2.9%), reflecting isolated production variability in infant formula leading to an increase in product scrap in the quarter, lower plant overhead absorption in OTC and Oral Care, and the impact of divestitures and exited products — partially offset by reduced advertising and promotional (A&P) spend, Project Energize benefits, and favorable FX. Organic operating income was flat.

•Operating Margin: Reported: 4.3% (+680 basis points YoY); Adjusted: 12.8% (-30 basis points or flat organically YoY).

•Diluted EPS: Reported EPS: $0.00, improved from $(0.77) in the prior year. Adjusted EPS: $0.57, up $0.04 (+7.5% or +12.5% organically), driven by lower interest expense from reduced debt. Includes a $0.05 headwind from divestitures and exited products, and a $0.03 tailwind from FX.

Second Quarter 2025 YoY Segment Highlights:

Consumer Self-Care International (CSCI):
•Net Sales: $434 million, up 0.7%.
•Organic net sales growth of +2.7%, driven by Pain & Sleep Aids and Upper Respiratory, partially offset by Skin Care and VMS (Vitamins, Minerals and Supplements).
•Currency tailwind of +4.2%; divestitures and exited products impact of -6.2%.

Consumer Self-Care Americas (CSCA):
•Net sales: $622 million, down 1.9%.
•Net sales growth was led by Nutrition, Upper Respiratory, and Healthy Lifestyle, which were more than offset primarily by declines in Digestive Health and Oral Care.

•Perrigo OTC store brands gained unit and volume share(2) during the quarter.

First Half 2025 YoY Highlights:

•Net Sales: $2.10 billion, down 2.2% year-over-year, reflecting 1) -1.9% net impact from divestitures, exited products and favorable FX, and 2) -0.3% organic decline.

•Organic Net Sales: The absence of prior-year Opill® launch stocking benefit in Women’s Health of -0.7% and previously disclosed lost distribution of lower-margin U.S. store brand products of -0.2% were mostly offset by growth of +0.7% in the rest of the business.

•Reported Operating Income: $92 million vs. a loss of $(82) million in the prior year period.

•Adjusted Operating Income: $282 million, up +21.3%, driven by higher gross profit and benefits from Project Energize and Supply Chain Reinvention, partially offset by lower plant overhead absorption and OTC volumes, divestitures and exited products.

•Diluted EPS: Reported loss per share: $0.00, improved from $(0.74) in the prior year period. Adjusted EPS: $1.17, up from $0.83 (+41.0%, or +53.3% organically). Includes $0.08 negative impact from divestitures and exited products, and $0.02 benefit from FX.

•Operating Cash Flow YTD: $11 million, reflecting cash outflow of $(65) million in the first quarter and cash inflow of +$76 million in the second quarter. Cash and cash equivalents on the balance sheet as of June 28, 2025, were $454 million.

First Half 2025 YoY Segment Highlights:

Consumer Self-Care International (CSCI):
•Net sales: $857 million, down 1.4%.
•Organic net sales growth of +3.6%, led by Pain & Sleep Aids, notably from Solpadeine® supply restoration, and Upper Respiratory, with improved product supply of a key product and slightly higher cough cold incidence levels in Q1 YoY.

Consumer Self-Care Americas (CSCA):
•Net sales: $1.24 billion, down 2.8%.
•Organic net sales declined 2.7%, as growth in Nutrition, led by recovery in infant formula, and Upper Respiratory, driven by higher cough cold incidence levels in Q1 YoY, was more than offset by lower net sales in Digestive Health, due to reduced consumption of specific molecules, -1.2% from the absence of prior-year Opill® launch benefit, and -0.7% from lost U.S. store brand distribution.

Fiscal Year 2025 Outlook:

•While reported and organic net sales growth are expected to be towards the lower end of their respective ranges, due primarily to infant formula industry dynamics and market consumption trends, the Company reaffirms all of its full-year 2025 financial targets. (See “Fiscal 2025 Outlook” section for details.)

(1) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures and exited products, and the impact of currency.
(2) Share gains according to Circana 13-weeks ending 6/15/25 vs. prior year 13-weeks ending 6/15/24 in the categories where Perrigo participates in cough cold, allergy, digestive health, pain, nicotine replacement, skin care and women’s health.
(3) All tables and data may not add due to rounding. Percentages are based on actuals.
(4) Free cash flow derived from operating cash flow less capital expenditures.

Dublin, Ireland - August 6, 2025 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the second quarter ended June 28, 2025 of fiscal year 2025. All comparisons are against the prior year second quarter, unless otherwise noted.

President and CEO Patrick Lockwood-Taylor commented, "Our second quarter results reflect the continued execution by the global Perrigo team against our 'Three-S’ strategic plan. Despite a challenging consumer environment in the U.S. and EU, our diversified portfolio—spanning more molecules at more price points—continues to provide resilience and stability. Our upgraded brand building capabilities are generating positive results as our store brands and key brands are gaining share in their respective markets—demonstrating the strength of our diversified business even amid soft seasonal consumption trends in certain segments, such as allergy, sun care and blister care."

Lockwood-Taylor concluded, “The previously announced sale of our Dermacosmetics business, which is expected to close in the first quarter of 2026, sharpens our organizational focus. Expected net proceeds from this transaction will be prioritized towards strengthening our balance sheet and accelerating our net leverage goals. While recovery in our infant formula business continues, it is slower than anticipated. This, coupled with challenging market consumption, has led to our expectations for 2025 topline growth to be towards the lower ends of our previously stated ranges. However, our share gains, operating discipline and cost efficiencies are enabling us to reaffirm our full-year earnings outlook. Our unique offerings continue to support agile execution in a dynamic environment, and we remain confident in Perrigo’s ability to drive sustainable growth and create long-term value for shareholders.”

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Condensed Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Project Energize, launched during the first quarter of 2024, is a global investment and efficiency program to drive the next evolution of capabilities and organizational agility. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling its One Perrigo growth strategy, increasing organizational agility and resetting the SG&A operating expense base.

Project Energize is expected to deliver annualized pre-tax savings in the range of $140 million to $170 million by the end of 2026. The Company expects $40 million to $60 million of these savings to be reinvested. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities, and are expected to be substantially incurred by the end of 2026. Since the beginning of the program in 2024, Project Energize has achieved gross annual savings of approximately $159 million with reinvestment of $27 million. Restructuring charges incurred by the Company over the same period in connection with Project Energize were $118 million.

Perrigo Second Quarter 2025 Results from Continuing Operations

Second Quarter 2025 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Products	Organic Net Sales Growth
CSCA	(1.9)%	—%	(1.9)%	—%	(1.9)%
CSCI	0.7%	4.2%	(3.5)%	(6.2)%	2.7%
Total Perrigo	(0.9)%	1.7%	(2.6)%	(2.5)%	(0.1)%

Second Quarter 2025 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended June 28, 2025	Three Months Ended June 29, 2024	Percentage Change YoY
Net Sales	$1,056	$1,066	(0.9)%

Reported Gross Profit	$363	$395	(8.1)%
Reported Gross Margin	34.4%	37.0%	(260) bps
Reported Operating Income (Loss)	$45	($27)	nm
Reported Operating Margin	4.3%	(2.5)%	680 bps
Reported Net Income	($1)	($106)	nm
Reported Diluted (Loss) Earnings Per Share	$0.00	($0.77)	nm

Adjusted Gross Profit	$403	$433	(6.9)%
Adjusted Gross Margin	38.1%	40.6%	(250) bps
Adjusted Operating Income	$135	$139	(2.9)%
Adjusted Operating Margin	12.8%	13.1%	(30) bps
Adjusted Net Income	$79	$74	7.7%
Adjusted Diluted EPS	$0.57	$0.53	7.5%
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Net sales of $1.06 billion decreased 0.9%, or $9 million, due primarily to unfavorable impacts of 2.5% from divested businesses and exited products, which were partially offset by favorable currency translation of 1.7%.

Organic net sales comprised net pricing of -0.6% and volume/mix of +0.5%.

Organic net sales were -0.1% as growth was driven by higher net sales in 1) the Pain and Sleep-Aids category, led by improved supply of the Solpadeine® brand, 2) the Nutrition category, driven by continued recovery in the infant formula business, and 3) the Upper Respiratory category, primarily from new distribution and share gains in U.S. store brand allergy amid softer seasonality, in addition to restored supply of the Physiomer® brand. These drivers were more than offset by lower net sales in 1) the Digestive Health category, due to lower consumption of specific molecules, 2) the Oral Care category, due to lost distribution of lower margin products, and 3) the VMS category due primarily to deprioritization of nutraceuticals products.

Reported gross profit of $363 million, decreased $32 million, or 8.1%. Adjusted gross profit of $403 million decreased $30 million, or 6.9%, due primarily to divested businesses and exited products of $18 million. The remaining decline was due primarily to isolated production variability in infant formula, leading to an increase in product scrap in the quarter and lower plant overhead absorption in U.S. OTC and Oral Care. These factors were partially offset by Supply Chain Reinvention benefits, Project Energize savings and favorable currency translation of $11 million. Organic gross profit decreased 5.5%.

Reported gross margin was 34.4%, a decrease of 260 basis points. Adjusted gross margin decreased 250 basis points to 38.1%, due primarily to the same factors as adjusted gross profit, partially offset by favorable brand/store brand mix. Divested businesses and exited products unfavorably impacted gross margin by 70 basis points.

Reported operating income was $45 million as compared to a loss of $27 million. Adjusted operating income decreased $4 million, or 2.9%, to $135 million as lower gross profit was largely offset by lower A&P investments, driven in part by soft seasonal consumption, and Project Energize benefits. Favorable currency translation was $6 million and the impact of divested businesses and exited products was $9 million. Organic operating income was flat compared to the prior year quarter.

Reported operating margin was 4.3%, an increase of 680 basis points. Adjusted operating margin of 12.8% decreased 30 basis points versus the prior year quarter due primarily to the same factors as adjusted operating income and included an unfavorable impact of 50 basis points from divested businesses and exited products.

Reported net loss was $(1) million and reported loss per share was $0.00 compared to reported net loss of $(106) million and ($0.77) per share in the prior year. Adjusted net income was $79 million, or $0.57 per share, compared to $74 million, or $0.53 per share, an increase of $0.04 or 7.5% (12.5% organically) per share, as lower operating income was more than offset by lower interest expense. Second quarter 2025 adjusted EPS included an impact from divested businesses and exited products of $0.05 per share and favorable currency translation of $0.03 per share.

Second Quarter 2025 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment (CSCA)

Second Quarter 2025 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Products	Organic Net Sales Growth
CSCA	(1.9)%	—%	(1.9)%	—%	(1.9)%

Second Quarter 2025 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended June 28, 2025	Three Months Ended June 29, 2024	Percentage Change YoY
CSCA Net Sales	$622	$634	(1.9)%

Reported Gross Profit	$163	$190	(14.2)%
Reported Gross Margin	26.2%	29.9%	(370) bps
Reported Operating Income	$45	$69	(34.9)%
Reported Operating Margin	7.3%	10.9%	(360) bps

Adjusted Gross Profit	$176	$201	(12.8)%
Adjusted Gross Margin	28.2%	31.7%	(350) bps
Adjusted Operating Income	$71	$91	(22.2)%
Adjusted Operating Margin	11.4%	14.4%	(300) bps
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCA net sales of $622 million declined $12 million, or 1.9%, as higher net sales in the 1) Nutrition category, due primarily to continued recovery of infant formula, 2) Healthy Lifestyle category, stemming from store brand share gains in smoking cessation products, and 3) Upper Respiratory category, primarily from new distribution in U.S. store brand allergy products and share gains amid soft seasonality. This growth was more than offset by lower net sales in the 1) Digestive Health category, due to lower consumption of specific molecules, principally proton pump inhibitors for heartburn, and 2) Oral Care category, due to lost distribution of lower margin products. Perrigo OTC store brands gained unit and volume share(2) during the quarter.

Reported gross profit of $163 million decreased $27 million, or 14.2%. Adjusted gross profit decreased $26 million, or 12.8%, to $176 million as Supply Chain Reinvention and Project Energize benefits were more than offset by lower plant overhead absorption in OTC and Oral Care, and isolated production variability in infant formula, leading to an increase in product scrap in the quarter.

Reported gross margin of 26.2% decreased 370 basis points. Adjusted gross margin decreased 350 basis points to 28.2%, driven by the same factors as adjusted gross profit.

Reported operating income was $45 million compared to $69 million, a decrease of $24 million, or 34.9%. Adjusted operating income decreased $20 million, or 22.2%, to $71 million as lower A&P and R&D investments and Project Energize benefits were more than offset by lower gross profit flow through and higher administration costs.

Reported operating margin of 7.3% decreased 360 basis points. Adjusted operating margin decreased 300 basis points to 11.4%, driven by the same factors as adjusted operating income.

Consumer Self-Care International Segment (CSCI)

Second Quarter 2025 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Products	Organic Net Sales Growth
CSCI	0.7%	4.2%	(3.5)%	(6.2)%	2.7%

Second Quarter 2025 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended June 28, 2025	Three Months Ended June 29, 2024	Percentage Change YoY
CSCI Net Sales	$434	$431	0.7%

Reported Gross Profit	$200	$205	(2.3)%
Reported Gross Margin	46.1%	47.5%	(140) bps
Reported Operating Income	$59	($10)	nm
Reported Operating Margin	13.6%	(2.4)%	1,600 bps

Adjusted Gross Profit	$227	$231	(1.7)%
Adjusted Gross Margin	52.4%	53.6%	(130) bps
Adjusted Operating Income	$103	$91	13.0%
Adjusted Operating Margin	23.6%	21.0%	260 bps
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCI net sales of $434 million increased 0.7%, or $3 million, as organic net sales growth of 2.7% and favorable currency translation of 4.2% were partially offset by divested businesses and exited products of 6.2%.

Organic net sales growth was primarily driven by higher net sales in the 1) Pain and Sleep Aids category, led by improved supply of the Solpadeine® brand, 2) Upper Respiratory category, led by restored supply of the Physiomer® brand, and 3) Women's Health category, led by strong share gains in ellaOne®. This growth was partially offset by lower net sales in the 1) Skin Care category, due primarily to the reclassification of products into other categories and the impact of exited products, partially offset by share growth in Compeed® and Sebamed®, despite the soft seasonal trends, and 2) VMS category due primarily to deprioritization of nutraceuticals products.
Reported gross profit of $200 million decreased $5 million, or 2.2%. Adjusted gross profit of $227 million decreased $4 million, or 1.7%, as prior strategic pricing actions, Supply Chain Reinvention benefits, and $10 million from favorable currency translation were more than offset by cost of goods sold inflation and $18 million from the impact of divested businesses and exited products. Organic gross profit grew 1.7% compared to the prior year quarter.

Reported gross margin of 46.1% decreased 140 basis points. Adjusted gross margin declined 130 basis points to 52.4%, driven primarily by the same factors as adjusted gross profit. Divested businesses and exited products had an unfavorable impact of 90 basis points.

Reported operating income was $59 million compared to a loss of $10 million, an increase of $70 million. Adjusted operating income of $103 million increased $12 million, or 13.0%, as the increase in organic gross profit flow through, benefits from Supply Chain Reinvention and Project Energize, lower A&P investments due in part to lower seasonal consumption, and favorable currency translation of $5 million more than offset divested businesses and exited product lines of $9 million.

Reported operating margin was 13.6%, a 1,600 basis points increase. Adjusted operating margin expanded 260 basis points to 23.6%, as operating leverage more than offset the unfavorable impact of 70 basis points from divested businesses and exited products.

Cash Flow and Balance Sheet

Year-to-date operating cash flow was $11 million, reflecting cash outflow of $(65) million from the first quarter and cash inflow of $76 million from the second quarter. As a reminder, first quarter cash outflow was driven by cash utilized to rebuild inventory in the infant formula business, settle outstanding litigation and cover Project Energize restructuring costs.

Year-to-date capital expenditures were $45 million and the Company returned $80 million to shareholders through dividends.

Cash and cash equivalents on the balance sheet as of June 28, 2025, were $454 million and total debt on the balance sheet was $3.65 billion.

Known Impacts from Macroeconomic Uncertainty

Perrigo is the largest U.S. manufacturer of OTC self-care products by volume, which are produced by 11 U.S. manufacturing facilities with 85% of finished goods manufactured in the U.S., using 50% of materials and components sourced from the U.S. The Company continues to closely follow the evolving environment on global tariffs and actively assess potential business implications.

Based on current assessments, excluding any potential impact from pharmaceutical tariffs that may cover ingredients used in the manufacturing of OTC products, the Company estimates a gross increase to global cost of goods sold in 2025 beginning in the fourth quarter of approximately $10 million to $20 million, and approximately $50 million to $60 million, on a full-year basis. The Company plans to offset these impacts through a combination of strategic pricing actions, insourcing to its U.S.-based manufacturing facilities and other supply chain actions.

The Company believes that its unique business model with 100+ molecules across 100% price point coverage and significant U.S. based manufacturing provides an advantage and significant opportunities to deliver more essential self-care solutions to customers and consumers in this evolving landscape. As consumer prices are likely to rise, Perrigo's store brand and value brand offerings may benefit from shifting consumer behavior across the value spectrum.

Please refer to Perrigo's latest Form 10-K for the year ended December 31, 2024 and 10-Q for the quarter ended June 28, 2025 for a detailed discussion of risk factors.

Fiscal 2025 Outlook

The Company reaffirms its fiscal year 2025 outlook. Reported and organic net sales growth are expected towards the lower end of their respective ranges, primarily due to infant formula industry dynamics and challenging market consumption trends. Details provided below:
•Reported net sales growth of 0% to 3%.
•Organic net sales growth of 1.5% to 4.5%.

•Adjusted gross margin of approximately 40%.
•Adjusted operating margin of approximately 15%.
•Adjusted diluted EPS range of $2.90 to $3.10, equating to growth of 13% to 21%.
•Operating cash flow conversion to adjusted net income of approximately 100%.
•Free cash flow4 as a percentage of net sales of approximately 6%.
•Net leverage of approximately 3.5x adjusted EBITDA.

About Perrigo

Perrigo Company plc is a leading pure-play self-care company with over a century of experience in providing high-quality health and wellness solutions to consumers primarily in North America and Europe. As a pioneer in the over-the-counter (OTC) self-care market, Perrigo offers trusted self-care solutions that can be used without the need for a prescription, ensuring accessibility and choice for consumers across molecules, dosage forms, and value tiers.

Perrigo's unique business model leverages its complementary businesses, where cash-generative store brand private label offerings fuel investments for leading brands, including Opill®, Mederma®, Compeed®, EllaOne®, and Jungle Formula®.

For more information, visit www.perrigo.com.

Webcast and Conference Call Information

Perrigo has previously announced that the management will host an earnings conference call to discuss its second quarter 2025 financial results beginning at 08:30 A.M. (EST) Wednesday, August 6, 2025. The earnings conference call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 800-836-8184, International 646-357-8785, and reference ID # 45041. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Wednesday, August 6, until midnight Wednesday, August 13, 2025. To listen to the replay, dial 888-660-6345, International 646-517-4150, and use access code 45051#.

Forward-Looking Statements

Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this report, including certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” "forecast," “predict,” “potential” or the negative of those terms or other comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including: our ability to complete the proposed divestment of the Dermacosmetics branded business, receipt of works council and regulatory approval regarding the transaction, performance by counterparties to the transaction and the likelihood of satisfying the deferred payment milestones associated with the transaction, supply chain impacts on our business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; increased or new tariffs by the U.S. or foreign governments (and any retaliatory or reciprocal tariffs) and changes in global trade relations; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business, including the Middle East; current and future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than we do; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding our ability to obtain and maintain our regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; receipt of potential earnout payments in connection with the sale of the HRA Rare Diseases Business, and the sale of the Hospital and Specialty Business and the risk that potential costs or liabilities incurred or retained in connection with those transactions may exceed our estimates or adversely affect our business or operations; the risk that potential costs or liabilities incurred or retained in connection with the sale of our Rx business may exceed our estimates or adversely affect our business or operations; the consummation and success of other announced and unannounced acquisitions or dispositions, and our ability to realize the desired benefits thereof; and our ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including our ability to achieve the expected benefits from our ongoing restructuring programs described herein. Adverse results with respect to pending litigation could have a material adverse impact on our operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed in our Form 10-K for the year ended December 31, 2024, in this report under “Risk Factors” and in any subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this report are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

The Company cannot reconcile its expected organic net sales growth, adjusted gross margin, adjusted operating margin, adjusted diluted earnings per share to diluted earnings per share, operating cash flow conversion, adjusted net income, free cash flow or adjusted tax rate under "Fiscal 2025 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, exited product lines, and the impact of currency,
•constant currency net sales growth,
•adjusted gross profit,
•adjusted gross margin,
•organic gross profit,
•adjusted operating income,
•adjusted operating margin,
•organic operating income,
•organic operating margin,
•adjusted net income,
•adjusted diluted earnings per share,
•organic diluted earnings per share,
•and free cash flow.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as amortization expense, unusual litigation, impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measures represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which may include adjusted net income, adjusted gross profit, adjusted operating income, adjusted diluted earnings per share, adjusted gross margin, adjusted operating margin, organic gross profit, organic operating income, organic operating margin, organic diluted earnings per share, free cash flow, and constant currency net sales, are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$1,056.3	$1,065.5	$2,100.2	$2,147.5
Cost of sales	693.4	670.8	1,345.0	1,395.1
Gross profit	362.9	394.7	755.2	752.4

Operating expenses
Distribution	23.6	24.6	46.4	49.5
Research and development	22.0	29.4	48.7	58.4
Selling	136.5	150.1	282.7	300.4
Administration	113.0	126.1	225.2	256.4
Impairment charges	1.5	34.1	4.6	34.1
Restructuring	8.7	36.9	38.1	81.3
Other operating (income) expense, net	12.2	20.0	17.2	54.0
Total operating expenses	317.5	421.2	662.9	834.1

Operating income (loss)	45.4	(26.5)	92.3	(81.7)

Interest expense, net	39.6	44.1	78.6	87.1
Other (income) expense, net	2.6	3.4	2.2	3.8
Income (loss) from continuing operations before income taxes	3.2	(74.0)	11.5	(172.6)
Income tax expense (benefit)	3.7	31.7	11.9	(71.0)
Income (loss) from continuing operations	(0.5)	(105.7)	(0.4)	(101.6)
Loss from discontinued operations, net of tax	(7.9)	(2.7)	(14.4)	(4.8)
Net income (loss)	$(8.4)	$(108.4)	$(14.8)	$(106.4)

Earnings (loss) per share
Basic
Continuing operations	$ (—)	$(0.77)	$ (—)	$(0.74)
Discontinued operations	(0.06)	(0.02)	(0.10)	(0.04)
Basic earnings (loss) per share	$(0.06)	$(0.79)	$(0.10)	$(0.78)
Diluted
Continuing operations	$ (—)	$(0.77)	$ (—)	$(0.74)
Discontinued operations	(0.06)	(0.02)	(0.10)	(0.04)
Diluted earnings (loss) per share	$(0.06)	$(0.79)	$(0.10)	$(0.78)

Weighted-average shares outstanding
Basic	138.2	137.1	138.0	136.9
Diluted	138.2	137.1	138.0	136.9

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	June 28, 2025	December 31, 2024
Assets
Cash and cash equivalents	$454.2	$558.8
Accounts receivable, net of allowance for credit losses of $6.5 and $6.0, respectively	678.2	642.3
Inventories	1,215.5	1,081.8
Prepaid expenses and other current assets	267.1	199.0
Total current assets	2,615.0	2,481.9
Property, plant and equipment, net	913.9	917.8
Operating lease assets	172.8	175.2
Goodwill and indefinite-lived intangible assets	3,484.7	3,325.4
Definite-lived intangible assets, net	2,558.0	2,423.7
Deferred income taxes	48.1	5.1
Other non-current assets	301.6	318.6
Total non-current assets	7,479.1	7,165.8
Total assets	$10,094.1	$9,647.7
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$489.0	$495.2
Payroll and related taxes	122.4	123.2
Accrued customer programs	140.1	133.3
Other accrued liabilities	327.9	238.7
Accrued income taxes	10.3	17.4
Current indebtedness	36.4	36.4
Total current liabilities	1,126.1	1,044.2
Non-current liabilities
Long-term debt, less current portion	3,615.5	3,581.7
Deferred income taxes	206.8	203.2
Other non-current liabilities	673.4	499.2
Total non-current liabilities	4,495.7	4,284.1
Total liabilities	5,621.8	5,328.3
Contingencies - Refer to Note 16
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,664.2	6,733.9
Accumulated other comprehensive income (loss)	75.0	(162.4)
Retained earnings (accumulated deficit)	(2,266.9)	(2,252.1)
Total shareholders’ equity	4,472.3	4,319.4
Total liabilities and shareholders' equity	$10,094.1	$9,647.7

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	137.6	136.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended
	June 28, 2025	June 29, 2024
Cash Flows From (For) Operating Activities
Net income (loss)	$(14.8)	$(106.4)
Adjustments to derive cash flows:
Depreciation and amortization	166.2	163.3
Restructuring charges	35.0	38.3
Share-based compensation	28.4	38.6
Impairment charges	4.6	34.1
Amortization of debt discount	4.4	0.7
Settlement of interest rate derivatives	—	41.2
Deferred income taxes	9.6	1.3
Loss on sale of business	1.6	—
Other non-cash adjustments, net	(9.0)	15.9
Subtotal	226.0	227.0
(Decrease) increase in cash due to:
Inventories	(97.4)	(2.9)
Accrued income taxes	(54.5)	(130.8)
Other accrued liabilities	(29.3)	(16.9)
Payroll and related taxes	(23.6)	(69.6)
Accounts payable	(19.9)	13.9
Accounts receivable	(5.9)	(17.3)
Accrued customer programs	(0.6)	5.8
Prepaid expenses and other current assets	16.6	12.2
Other operating, net	—	(13.3)
Subtotal	(214.6)	(218.9)
Net cash from operating activities	11.4	8.1
Cash Flows From (For) Investing Activities
Net proceeds from sale of businesses	14.4	—
Proceeds from royalty rights	2.7	2.5
Asset acquisitions	(1.5)	—
Additions to property, plant and equipment	(44.7)	(53.5)
Settlement of foreign currency derivatives	—	(45.8)
Other investing, net	(0.4)	—
Net cash for investing activities	(29.5)	(96.8)
Cash Flows From (For) Financing Activities
Payments on long-term debt	(17.6)	(19.6)
Cash dividends	(79.5)	(75.3)
Other financing, net	(18.7)	(15.3)
Net cash for financing activities	(115.8)	(110.2)
Effect of exchange rate changes on cash and cash equivalents	29.3	(9.6)
Net decrease in cash and cash equivalents	(104.6)	(208.5)
Cash and cash equivalents of continuing operations, beginning of period	558.8	751.3
Cash and cash equivalents of continuing operations, end of period	$454.2	$542.8

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 28, 2025				Three Months Ended June 29, 2024
Consolidated Continuing Operations	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$362.9	$45.4	$(0.5)	$—	$394.7	$(26.5)	$(105.7)	$(0.77)
As a % of reported net sales(2)	34.4%	4.3%	—%		37.0%	(2.5)%	(9.9)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	35.5	56.8	57.3	0.41	33.8	57.8	58.3	0.42
Unusual litigation	—	15.4	15.4	0.11	—	26.4	26.4	0.19
Restructuring charges and other termination benefits	—	8.7	8.7	0.06	0.1	37.2	37.2	0.27
Loss on divestitures	—	—	1.8	0.01	—	—	—	—
Impairment charges (3)	—	1.5	1.5	0.01	—	34.1	34.1	0.25
Infant formula remediation	—	—	—	—	3.9	4.8	4.8	0.03
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	1.5	1.5	0.01
Other (4)	4.3	7.4	7.4	0.05	—	4.1	4.1	0.03
Non-GAAP tax adjustments(5)	—	—	(12.4)	(0.09)	—	—	12.9	0.09
Adjusted	$402.8	$135.2	$79.2	$0.57	$432.5	$139.3	$73.5	$0.53
As a % of reported net sales(2)	38.1%	12.8%	7.5%		40.6%	13.1%	6.9%

Diluted weighted average shares outstanding (in millions)
			Reported	138.2				137.1
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.4				0.4
			Adjusted	138.6				137.5
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended June 28, 2025 and June 29, 2024 were $1,056.3 million and $1,065.5 million, respectively.
(3) During the three months ended June 28, 2025, we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. During the three months ended June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(4) Other pre-tax adjustments for the three months ended June 28, 2025 are related to $4.5 million of accelerated depreciation as a result of our Nutrition Network Optimization Project and $2.8 million of professional consulting fees for divestiture activity. Other pre-tax adjustments for the three months ended June 29, 2024 include $4.1 million related to professional consulting fees for the divestiture of the Rare Diseases Business.
(5) Non-GAAP tax adjustments for the three months ended June 28, 2025 are primarily due to $13.9 million of tax expense on pre-tax non-GAAP adjustments. Non-GAAP tax adjustments for the three months ended June 29, 2024 are primarily due to $11.9 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $25.7 million of tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 28, 2025				Six Months Ended June 29, 2024
Consolidated Continuing Operations	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$755.2	$92.3	$(0.4)	$—	$752.4	$(81.7)	$(101.6)	$(0.74)
As a % of reported net sales(2)	36.0%	4.4%	—%		35.0%	(3.8)%	(4.7)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	70.0	111.8	112.8	0.82	66.5	116.5	117.5	0.86
Restructuring charges and other termination benefits	—	38.1	38.1	0.28	0.3	81.5	81.5	0.60
Unusual litigation	—	24.3	24.3	0.18	—	63.6	63.6	0.46
Impairment charges(3)	—	4.6	4.6	0.03	—	34.1	34.1	0.25
Loss on divestitures	—	—	2.0	0.01	—	—	—	—
Infant formula remediation	0.9	0.9	0.9	0.01	8.8	10.5	10.5	0.08
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	1.8	1.8	0.01
Other(4)	4.3	9.8	9.8	0.07	—	5.9	6.0	0.04
Non-GAAP tax adjustments(5)	—	—	(29.7)	(0.21)	—	—	(99.8)	(0.73)
Adjusted	$830.5	$281.8	$162.4	$1.17	$828.0	$232.3	$113.8	$0.83
As a % of reported net sales(2)	39.5%	13.4%	7.7%		38.6%	10.8%	5.3%

Diluted weighted average shares outstanding (in millions)
			Reported	138.0				136.9
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.7				0.7
			Adjusted	138.7				137.6
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the six months ended June 28, 2025 and June 29, 2024 were $2,100.2 million and $2,147.5 million, respectively.
(3) During the six months ended June 28, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million and recorded the charge within our CSCI segment and we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. During the six months ended June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(4) Other pre-tax adjustments for the six months ended June 28, 2025 include expenses of $5.3 million related to professional consulting fees for divestiture activity and $4.5 million related to accelerated depreciation as a result of our Nutrition Network Optimization Project. Other pre-tax adjustments for the six months ended June 29, 2024 include $5.2 million related to professional consulting fees for divestitures and $0.8 million related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the six months ended June 28, 2025 are primarily due to $33.5 million of tax expense on pre-tax non-GAAP adjustments. Non-GAAP tax adjustments for the six months ended June 29, 2024 are primarily due to $40.3 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $58.4 million tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 28, 2025			Three Months Ended June 29, 2024
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other	R&D Expense	DSG&A Expense (4)	Restructuring, Impairments and Other (4)
Reported	$22.0	$273.1	$22.4	$29.4	$300.8	$91.0
As a % of reported net sales(1)	2.1%	25.9%	2.1%	2.8%	28.2%	8.5%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	—	(21.2)	—	(0.2)	(23.8)	—
Unusual litigation	—	(3.2)	(12.2)	—	(6.4)	(20.0)
Restructuring charges and other termination benefits	—	—	(8.7)	—	(0.2)	(36.9)
Impairment charges(2)	—	—	(1.5)	—	—	(34.1)
Infant formula remediation	—	—	—	—	(0.9)	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	(1.5)	—
Other (3)	(0.2)	(2.9)	—	—	(4.1)	—
Adjusted	$21.8	$245.8	$—	$29.2	$264.0	$—
As a % of reported net sales (1)	2.1%	23.3%	—%	2.7%	24.8%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Reported net sales for the three months ended June 28, 2025 and June 29, 2024 were $1,056.3 million and $1,065.5 million, respectively.
(2) During the three months ended June 28, 2025, we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. During the three months ended June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(3) Other pre-tax adjustments for the three months ended June 28, 2025 are due primarily to professional consulting fees for divestiture activity. Other pre-tax adjustments for the three months ended June 29, 2024 include $4.1 million related to professional consulting fees for the divestiture of the Rare Diseases Business.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE II (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 28, 2025			Six Months Ended June 29, 2024
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other	R&D Expense	DSG&A Expense (4)	Restructuring, Impairments and Other (4)
Reported	$48.7	$554.3	$59.9	$58.4	$606.3	$169.4
As a % of reported net sales (1)	2.3%	26.4%	2.9%	2.7%	28.2%	7.9%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.2)	(41.5)	—	(0.4)	(49.5)	—
Restructuring charges and other termination benefits	—	—	(38.1)	—	(0.2)	(81.1)
Unusual litigation	—	(7.2)	(17.1)	—	(9.6)	(54.0)
Impairment charges(2)	—	—	(4.6)	—	—	(34.1)
Infant formula remediation	—	—	—	—	(1.8)	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	(1.8)	—
Other(3)	(0.2)	(5.3)	—	—	(6.0)	—
Adjusted	$48.3	$500.4	$—	$57.9	$537.6	$0.2
As a % of reported net sales (1)	2.3%	23.8%	—%	2.7%	25.0%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the six months ended June 28, 2025 and June 29, 2024 were $2,100.2 million and $2,147.5 million, respectively.
(2) During the six months ended June 28, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million within our CSCI segment, and we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. During the six months ended June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(3) Other pre-tax adjustments for the six months ended June 28, 2025 are due primarily to professional consulting fees for divestiture activity. Other pre-tax adjustments for the six months ended June 29, 2024 include $5.2 million related to professional consulting fees for potential divestitures and $0.8 million related to a foreign jurisdiction transfer tax payment.
(4) Certain prior period amounts have been reclassified from DSG&A Expense to Restructuring, Impairments and Other for comparability purposes.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 28, 2025		Three Months Ended June 29, 2024
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense (Benefit)
Reported	$42.2	$3.7	$47.5	$31.7
As a % of reported net sales (1)	4.0%	0.3%	4.5%	3.0%
Effective tax rate		115.7%		(42.8)%
Pre-tax adjustments:
Loss on divestitures	(1.8)	—	—	—
Amortization expense related primarily to acquired intangible assets	(0.5)	—	(0.5)	—
Non-GAAP tax adjustments(2)	—	12.4	—	(12.9)
Adjusted	$39.9	$16.0	$46.9	$18.8
As a % of reported net sales (1)	3.8%	1.5%	4.4%	1.8%
Adjusted effective tax rate		16.8%		20.4%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended June 28, 2025 and June 29, 2024 were $1,056.3 million and $1,065.5 million, respectively.
(2) Non-GAAP tax adjustments for the three months ended June 28, 2025 are primarily due to $13.9 million of tax expense on pre-tax non-GAAP adjustments. Non-GAAP tax adjustments for the three months ended June 29, 2024 are primarily due to $11.9 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $25.7 million of tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives.

TABLE III (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 28, 2025		Six Months Ended June 29, 2024
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense (Benefit)
Reported	$80.8	$11.9	$90.9	$(71.0)
As a % of reported net sales (1)	3.9%	0.6%	4.2%	(3.3)%
Effective tax rate		103.6%		41.1%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	(1.0)	—	(1.1)	—
Loss on divestitures	(2.0)	—	—	—
Non-GAAP tax adjustments(2)	—	29.7	—	99.8
Adjusted	$77.9	$41.5	$89.6	$28.8
As a % of reported net sales (1)	3.7%	2.0%	4.2%	1.3%
Adjusted effective tax rate		20.4%		20.2%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the six months ended June 28, 2025 and June 29, 2024 were $2,100.2 million and $2,147.5 million, respectively.
(2) Non-GAAP tax adjustments for the six months ended June 28, 2025 are primarily due to $33.5 million of tax expense on pre-tax non-GAAP adjustments. Non-GAAP tax adjustments for the six months ended June 29, 2024 are primarily due to $40.3 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $58.4 million tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended June 28, 2025				Three Months Ended June 29, 2024
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$162.8	$11.8	$99.2	$45.1	$189.7	$15.0	$103.4	$69.3
As a % of reported net sales(1)	26.2%	1.9%	15.9%	7.3%	29.9%	2.4%	16.3%	10.9%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	8.4	—	(6.2)	14.6	7.6	—	(7.5)	15.1
Restructuring charges and other termination benefits	—	—	—	5.1	0.1	—	—	2.2
Unusual litigation	—	—	(0.5)	0.5	—	—	—	—
Infant formula remediation	—	—	—	—	3.9	—	(0.9)	4.8
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(0.1)	0.1
Impairment charges (2)	—	—	—	1.5	—	—	—	—
Other (3)	4.4	(0.2)	0.1	4.4	—	—	—	—
Adjusted	$175.5	$11.7	$92.6	$71.2	$201.3	$15.0	$94.9	$91.4
As a % of reported net sales(1)	28.2%	1.9%	14.9%	11.4%	31.7%	2.4%	15.0%	14.4%

	Three Months Ended June 28, 2025				Three Months Ended June 29, 2024
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)
Reported	$200.2	$10.2	$129.6	$59.2	$205.0	$14.4	$142.6	$(10.3)
As a % of reported net sales(1)	46.1%	2.3%	29.8%	13.6%	47.5%	3.3%	33.1%	(2.4)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	27.2	—	(15.0)	42.2	26.2	(0.2)	(16.3)	42.7
Impairment charges (2)	—	—	—	—	—	—	—	34.1
Restructuring charges and other termination benefits	—	—	—	1.1	—	—	—	24.2
Adjusted	$227.4	$10.2	$114.6	$102.5	$231.3	$14.2	$126.3	$90.7
As a % of reported net sales(1)	52.4%	2.3%	26.4%	23.6%	53.6%	3.3%	29.3%	21.0%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the three months ended June 28, 2025 and June 29, 2024 were $622.0 million and $634.1 million, respectively. CSCI reported net sales for the three months ended June 28, 2025 and June 29, 2024 were $434.3 million and $431.3 million, respectively.
(2) During the three months ended June 28, 2025, we determined the carrying value of our Prevacid® branded product was impaired by $1.5 million and recorded the charge within our CSCA segment. At June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million within our CSCI segment.
(3) Other pre-tax adjustments for the three months ended June 28, 2025 are primarily related to accelerated depreciation as a result of our Nutrition Network Optimization Project.

TABLE IV (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Six Months Ended June 28, 2025				Six Months Ended June 29, 2024
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$362.8	$27.0	$200.2	$109.1	$343.3	$31.3	$208.4	$85.0
As a % of reported net sales (1)	29.2%	2.2%	16.1%	8.8%	26.9%	2.5%	16.3%	6.6%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	17.4	—	(12.4)	29.8	12.2	—	(17.5)	29.7
Restructuring charges and other termination benefits	—	—	—	25.2	0.3	—	—	18.7
Impairment charges (2)	—	—	—	1.5	—	—	—	—
Infant formula remediation	0.9	—	—	0.9	8.8	—	(1.8)	10.5
Unusual litigation	—	—	(0.5)	0.5	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(0.2)	0.2
Other (3)	4.4	(0.2)	0.1	4.4	—	—	—	—
Adjusted	$385.5	$26.8	$187.4	$171.3	$364.5	$31.3	$189.0	$144.1
As a % of reported net sales (1)	31.0%	2.2%	15.1%	13.8%	28.5%	2.5%	14.8%	11.3%

	Six Months Ended June 28, 2025				Six Months Ended June 29, 2024
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$392.5	$21.8	$263.8	$98.8	$409.2	$27.0	$292.1	$16.2
As a % of reported net sales (1)	45.8%	2.5%	30.8%	11.5%	47.1%	3.1%	33.6%	1.9%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	52.6	(0.2)	(29.2)	82.0	54.4	(0.4)	(32.0)	86.8
Restructuring charges and other termination benefits	—	—	—	5.0	—	—	—	39.8
Impairment charges (2)	—	—	—	3.1	—	—	—	34.1
Adjusted	$445.1	$21.5	$234.7	$188.8	$463.6	$26.6	$260.1	$176.8
As a % of reported net sales (1)	51.9%	2.5%	27.4%	22.0%	53.3%	3.1%	29.9%	20.3%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) CSCA reported net sales for the six months ended June 28, 2025 and June 29, 2024 were $1,242.8 million and $1,278.3 million, respectively. CSCI reported net sales for the six months ended June 28, 2025 and June 29, 2024 were $857.4 million and $869.3 million, respectively.
(2) During the six months ended June 28, 2025, we determined the carrying value of the Rare Diseases reporting unit net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million, we also determined the carrying value of the Hospital & Specialty Business net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million and we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment. During the six months ended June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million within our CSCI segment.
(3) Other pre-tax adjustments for the six months ended June 28, 2025 are primarily related to accelerated depreciation as a result of our Nutrition Network Optimization Project.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
Consolidated Continuing Operations	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change
Net Sales	$1,056.3	$1,065.5	(0.9)%	$2,100.2	$2,147.5	(2.2)%
Less: Currency impact(1)	18.1	—	1.7%	5.5	—	0.3%
Constant currency net sales	$1,038.2	$1,065.5	(2.6)%	$2,094.7	$2,147.5	(2.5)%
Less: Divestitures(2)	—	26.2	(2.5)%	—	47.5	(2.2)%
Organic net sales	$1,038.2	$1,039.3	(0.1)%	$2,094.7	$2,100.1	(0.3)%

	Three Months Ended			Six Months Ended
Consumer Self-Care Americas	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change
Net Sales	$622.0	$634.1	(1.9)%	$1,242.8	$1,278.3	(2.8)%
Less: Currency impact(1)	(0.1)	—	—%	(0.5)	—	(0.1)%
Constant currency net sales	$622.1	$634.1	(1.9)%	$1,243.3	$1,278.3	(2.7)%
Organic net sales	$622.1	$634.1	(1.9)%	$1,243.3	$1,278.3	(2.7)%

	Three Months Ended			Six Months Ended
Consumer Self-Care International	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change
Net Sales	$434.3	$431.3	0.7%	$857.4	$869.3	(1.4)%
Less: Currency impact(1)	18.2	—	4.2%	6.0	—	0.7%
Constant currency net sales	$416.1	$431.3	(3.5)%	$851.4	$869.3	(2.1)%
Less: Divestitures(2)	—	26.2	(6.2)%	—	47.5	(5.7)%
Organic net sales	$416.1	$405.2	2.7%	$851.4	$821.8	3.6%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases reporting unit, Hospital and Specialty Business, Richard Bittner Business and branded asset sales in CSCI.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
CSCA Net Sales	June 28, 2025	June 29, 2024	Change		June 28, 2025	June 29, 2024	Change
Upper Respiratory	$123.3	$118.8	$4.5	3.8%	$261.2	$249.1	$12.1	4.9%
Digestive Health	109.7	126.0	(16.3)	(12.9)%	212.7	248.2	(35.5)	(14.3)%
Nutrition	95.6	86.1	9.5	10.9%	200.3	176.7	23.6	13.4%
Pain and Sleep-Aids	80.2	81.6	(1.4)	(1.7)%	156.8	164.2	(7.4)	(4.5)%
Healthy Lifestyle	73.7	69.1	4.6	6.6%	144.1	140.4	3.7	2.6%
Oral Care	60.0	73.2	(13.2)	(18.1)%	122.0	137.9	(15.9)	(11.5)%
Skin Care	57.8	57.1	0.7	1.2%	106.3	106.7	(0.4)	(0.4)%
Women's Health	18.7	16.8	1.9	11.1%	33.7	44.0	(10.3)	(23.4)%
VMS and Other CSCA	3.1	5.4	(2.3)	(42.9)%	5.6	11.1	(5.5)	(49.5)%
Total CSCA Net Sales	$622.0	$634.1	$(12.1)	(1.9)%	$1,242.8	$1,278.3	$(35.5)	(2.8)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

CSCA Second Quarter Primary Category Drivers:

•Upper Respiratory: Net sales of $123 million increased 3.8% due primarily to new business wins and store brand share gains amid lower consumption in allergy, leading to higher net sales of allergy products including store brand versions of Fluticasone and Fexofenadine.

•Nutrition: Net sales of $96 million increased 10.9% due primarily to a 25% increase in net sales of store brand infant formula and contract manufacturing of infant formula driven by continuing business recovery, partially offset by lower net sales in the Good Start® infant formula brand due to lost distribution.

•Digestive Health: Net sales of $110 million decreased 12.9% due primarily to lower consumption and pricing of proton pump inhibitors, including Omeprazole, Esomeprazole and Lansoprazole, partially offset by Perrigo store brand share gains. These dynamics more than offset higher net sales of Polyethylene Glycol, where Perrigo also gained store brand market share.

•Pain & Sleep-Aids: Net sales of $80 million decreased 1.7% due primarily to lower category consumption of children's analgesics medicines and lower dollar share compared to the prior year.

•Healthy Lifestyle: Net sales of $74 million increased 6.6% due primarily to new distribution and market share gains, offsetting lower category consumption of nicotine replacement therapy products.

•Oral Care: Net sales of $60 million decreased 18.1% due primarily to lost distribution of lower margin products at specific retail customers and the absence of Plackers® dental flossers promotions compared to the prior year.

•Skin Care: Net sales of $58 million increased 1.2% driven by growth in the Mederma® brand and higher net sales in the Minoxidil franchise.

•Women's Health: Net sales of $19 million increased 11.1% due primarily to growth of Opill®, as the prior year quarter reflected a relatively light sales period following the strong retail sell-in that occurred immediately after the product’s launch in March 2024.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $3 million decreased 42.9%.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)	Six Months Ended				Constant Currency Change (1)
CSCI Net Sales	June 28, 2025	June 29, 2024	% Change	Less: Currency Impact (1)		June 28, 2025	June 29, 2024	% Change	Less: Currency Impact (1)
Skin Care	$122.9	$127.7	(3.8)%	3.0%	(6.8)%	$234.4	$242.4	(3.3)%	—%	(3.3)%
Upper Respiratory	55.4	50.7	9.2%	6.0%	3.2%	128.9	119.8	7.6%	0.9%	6.6%
Healthy Lifestyle	60.7	57.5	5.7%	2.0%	3.8%	127.3	122.1	4.3%	(1.5)%	5.8%
Pain and Sleep-Aids	63.5	50.3	26.4%	6.8%	19.6%	117.1	101.7	15.2%	2.9%	12.3%
VMS	38.6	39.9	(3.2)%	4.8%	(8.0)%	76.2	84.5	(9.7)%	0.9%	(10.6)%
Women's Health	41.1	36.9	11.4%	5.7%	5.7%	73.5	68.9	6.6%	1.7%	4.9%
Oral Care	25.2	23.0	9.5%	6.0%	3.5%	47.7	51.7	(7.7)%	1.8%	(9.5)%
Digestive Health and Other CSCI	26.8	45.3	(40.9)%	3.0%	(43.9)%	52.3	78.1	(33.1)%	1.1%	(34.2)%
Total CSCI Net Sales	$434.3	$431.3	0.7%	4.2%	(3.5)%	$857.4	$869.3	(1.4)%	0.7%	(2.1)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

CSCI Second Quarter Primary Category Drivers:

•Skin Care: Net sales of $123 million decreased 3.8%, or a decrease of 6.8% excluding the impact of currency, due to the impact of 6.0% from the reclassification of certain brands into other categories in addition to the impact of 1.9% from exited products. Absent these impacts, Skin Care increased 1.2% due to share growth in Compeed® and Sebamed®, despite the soft seasonal trends.

•Upper Respiratory: Net sales of $55 million increased 9.2%, or an increase of 3.2% excluding the impact of currency, due primarily to restored supply of the Physiomer® brand and new distribution, partially offset by lower net sales of cough cold products due to lower year-over-year incidence and 2.0% from exited products.

•Healthy Lifestyle: Net sales of $61 million increased 5.7%, or an increase of 3.8% excluding the impact of currency, driven by growth in mosquito repellent products including Jungle Formula®, higher demand for the Lyclear® antiparasites brand and store brand smoking cessation offerings. This growth was partially offset by timing of sales for NiQuitin® and the strategic deprioritization of products within the weight loss sub-category.

•Pain & Sleep-Aids: Net sales of $64 million increased 26.4%, or an increase of 19.6% excluding the impact of currency, due primarily to restored supply of Solpadeine®, partially offset by 4.7% from divested businesses and exited products.

•VMS: Net sales of $39 million decreased 3.2%, or a decrease of 8.0% excluding the impact of currency, due primarily to deprioritization of the nutraceuticals portfolio in addition to 2.0% from exited products.

•Women's Health: Net sales of $41 million increased 11.4%, or an increase of 5.7% excluding the impact of currency, due primarily to higher net sales of contraceptive products including ellaOne®, driven by market share gains.

•Oral Care: Net sales of $25 million increased 9.5%, or an increase of 3.5% excluding the impact of currency, due primarily to higher net sales of store brand products, partially offset by 1.7% from exited products.

•Digestive Health and Other: Net sales of $27 million decreased 40.9%, or a decrease of 43.9% excluding the impact of currency, primarily due to divested businesses, including HRA Pharma Rare Diseases, and exited products.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 28, 2025	June 29, 2024	Total Change		June 28, 2025	June 29, 2024	Total Change
Consolidated Continuing Operations
Adjusted gross profit	$402.8	$432.5	$(29.7)	(6.9)%
Adjusted gross margin	38.1%	40.6%		(250) bps
Less: Currency impact(1)	11.0	—
Less: Divestitures(2)	—	17.7
Organic gross profit	$391.8	$414.7	$(22.9)	(5.5)%

Adjusted operating income	$135.2	$139.3	$(4.1)	(2.9)%	$281.8	$232.3	$49.5	21.3%
Adjusted operating margin	12.8%	13.1%		(30) bps
Less: Currency impact(1)	5.6	—
Less: Divestitures(2)	—	9.1
Organic operating income	$129.6	$130.2	$(0.6)	(0.4)%
Organic operating margin	12.5%	12.5%		— bps

Adjusted net income	$79.2	$73.5		7.7%

Adjusted EPS	$0.57	$0.53	$0.04	7.5%	$1.17	$0.83	$0.34	41.0%
Less: Currency impact(1)	0.03	—			0.02	—
Less: Divestitures(2)	—	0.05			—	0.08
Organic EPS	$0.54	$0.48	$0.06	12.5%	$1.15	$0.75	$0.40	53.3%

Consumer Self-Care Americas
Adjusted gross profit	$175.5	$201.3	$(25.8)	(12.8)%
Adjusted gross margin	28.2%	31.7%		(350) bps

Adjusted operating income	$71.2	$91.4	$(20.3)	(22.2)%
Adjusted operating margin	11.4%	14.4%		(300) bps

Consumer Self-Care International
Adjusted gross profit	$227.4	$231.3	$(3.9)	(1.7)%
Adjusted gross margin	52.4%	53.6%		(130) bps
Less: Currency impact(1)	10.2	—
Less: Divestitures(2)	—	17.7
Organic gross profit	$217.2	$213.5	$3.6	1.7%

Adjusted operating income	$102.5	$90.7	$11.8	13.0%
Adjusted operating margin	23.6%	21.0%		260 bps
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases reporting unit, Hospital and Specialty Business, Richard Bittner Business and branded asset sales in CSCI.